Exhibit 10.2

EXECUTION COPY

NORTECH SYSTEMS INCORPORATED

EMPLOYMENT AGREEMENT

This Agreement (“Agreement”), effective as of May 15, 2017 (the “Effective Date”), is made by and between Nortech Systems Incorporated, a Minnesota corporation (the “Company”) and Matt Mahmood (“Executive”).

Recitals

WHEREAS, the Company desires to employ Executive as Chief Operating Officer, and Executive desires to accept employment upon the terms and conditions set forth herein;

WHEREAS, Executive acknowledges that during the course of his employment, Executive will have access to and be provided with confidential and proprietary information and trade secrets of the Company which are invaluable to the Company and vital to the success of the Company’s business;

WHEREAS, the Company and Executive desire to protect such proprietary and confidential information and trade secrets from disclosure to third parties or unauthorized use to the detriment of the Company; and

WHEREAS, the Company and Executive desire to set forth in this Agreement, the terms, conditions, and obligations of the parties with respect to such employment.

NOW, THEREFORE, in consideration of the foregoing recitals, premises and mutual covenants herein contained, and intending to be legally bound hereby, the Company and Executive hereby agree as follows:

1.                                      Definitions.

1.1                               “Accountants” means an accounting firm selected by the Company, which is reasonably acceptable to Executive and whose consent shall not be unreasonably withheld.

1.2                               “Board” means the Board of Directors of the Company.

1.3                               “Cause” means (a) Executive engages in gross and intentional misconduct in the performance of Executive’s duties for the Company or any of its subsidiaries, (b) Executive embezzles or willfully misappropriates for his personal use, assets of the Company or any of its subsidiaries, (c) Executive is convicted of, or enters a plea of guilty or nolo contendere with respect to, a felony involving moral turpitude, or (d) Executive’s engaging in business activities in violation of Executive’s obligations in Section 4, violation of Executive’s obligations in Section 10, and/or breach of any restrictive covenant set forth in Section 11 of this Agreement; that in the case of the actions  in (a) and (d), is not cured within 30 calendar days after Executive’s receipt of written notice from the Company of the alleged Cause.

1.4                               “Change of Control” means (a) (1) any person or group other than the group consisting of Curtis Squire, Inc. and members of the Kunin family (together, the “Kunin Group”) is at any time the beneficial owner of thirty percent (30%) or more of the equity securities of the Company entitled to vote for the election of directors (the “Voting Securities”), and (2) such other person or group then owns a greater percentage of the Voting Securities than the Kunin Group; (b) Individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided, that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or (c) the sale or disposition of all or substantially all of the Company’s assets (including a plan of liquidation) or a merger or consolidation of the Company with or into another corporation except for a merger whereby the shareholders of the Company prior to the merger own more than fifty percent (50%) of the equity securities entitled to vote for the election of directors of the surviving corporation immediately following the transaction.

1.5                               “Code” means the Internal Revenue Code of 1986, as amended.

1.6                               “Covered Payments” means the payments or benefits provided or to be provided by the Company or its affiliates to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise.

1.7                               “Disability” or “Disabled” means if by reason of any mental, sensory, or physical impairment, Executive is unable to perform the essential functions of Executive’s duties hereunder with reasonable accommodations, unless any such accommodations would impose an undue hardship on the Company’s business. The written medical opinion of an independent medical physician mutually acceptable to Executive and the Company will determine if Executive has a Disability.

1.8                               “Excise Tax” means the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes.

1.9                               “Good Reason” means (a) any material reduction in the amount or type of compensation paid to the Executive or material reduction in benefits inconsistent with benefit reductions taken by other members of Company’s senior management; (b) any material diminution of Executive’s duties, responsibility or authority; (c) the Board requests Executive to engage in actions that would constitute illegal or unethical acts; (d) the Board requiring the Executive to be based at any office or location other than facilities within 50 miles of Minneapolis, Minnesota; or (e) any material breach of any contract entered into between the Executive and the Company or an affiliate of the Company, including this Agreement, which in any such event is not remedied by Company within 30 days after receipt of notice thereof given by the Executive within 90 days after such event occurs; provided, that any refusal of the Company to agree to other business activities of Executive pursuant to Section 4.3 will not constitute Good Reason.

1.10                        “Parachute Payments” means parachute payments within the meaning of Section 280G of the Code.

2.                                      Employment. Subject to the terms and provisions set forth in this Agreement, the Company hereby employs Executive as the Chief Operating Officer of the Company.

3.                                      Agreement Term. This Agreement shall commence on the Effective Date, and shall continue, unless sooner terminated in accordance with this Agreement, until May 15, 2019  (the “Initial Period”); provided, however, this Agreement may be extended for an additional period of up to one year by the Parties’ mutual written agreement at least ninety (90) days prior to expiration of the Initial Period (the “Extended Period” and together with the Initial Term, the “Agreement Period”).  During the Agreement Period, Executive’s employment may be terminated by the Company with or without Cause, subject to the provisions of Section 6 of this Agreement, and Executive may resign or otherwise terminate his employment with the Company at any time, with or without notice. Notwithstanding the provisions of this Section, the provisions of Sections 8, 9, 10, 11 and 12 shall survive the termination of Executive’s employment and remain in full force and effect thereafter.

4.                                      Positions, Responsibilities and Duties.

4.1                               Positions. During the period of Executive’s employment with the Company, Executive shall be employed and serve as the Chief Operating Officer and Senior Vice President of the Company. In such positions, Executive shall have the duties, responsibilities and authority normally associated with the offices and positions of Chief Operating Officer as set forth in Exhibit A and as otherwise established by the Company’s Board from time to time.  Executive shall report to the Chief Executive Officer.  At any time during the Agreement Period, the Board may promote Executive to Chief Executive Officer (“CEO”).

4.2                               Duties. During the Agreement Period, subject to the provisions of Section 4.3, Executive shall devote substantially all of his business time, during normal business hours, to the business and affairs of the Company and Executive shall use his reasonable best efforts to perform faithfully and efficiently the duties and responsibilities contemplated by this Agreement.

4.3                               Permitted Activities. Notwithstanding the provisions of Section 4.2, Executive shall be allowed, to the extent such activities do not substantially interfere with the performance by Executive of his duties and responsibilities hereunder, to serve on corporate, civic or charitable boards or committees. Further, from the Effective Date through September 30, 2017, Executive may continue consulting and business activities on a transitional basis that are generally consistent with his activities with Marabek, LLC immediately before the Effective Date, as long as such activities (a) do not substantially interfere with Executive’s duties for the Company on a full-time basis and (b) are in compliance with the other provisions of this Agreement, including Section 9 (Confidential Information) and Section 10 (Restrictive Covenants). For such business activities from October 1, 2017 through the end of the Agreement Period, Executive will notify the Chief Executive Officer of the Company in advance of the extent and nature of any such activities, and any such activities will be permitted only upon the approval of the Company, which will not be unreasonably withheld.

5.                                      Compensation and Other Benefits.

5.1                               Annualized Base Salary. During the Agreement Period, Executive shall receive an annualized base salary payable in accordance with the Company’s normal payroll practices of $250,000 through the first anniversary of the Effective Date and thereafter at $275,000 per year, subject to adjustment as provided in this Section 5.1 (the “Base Salary”). The Board may, in its sole discretion, increase the Base Salary at any time and may not decrease the Base Salary without Executive’s written consent. If Executive is appointed as CEO,  Executive shall receive an annualized Base Salary payable in accordance with the Company’s executive compensation review process and subject to approval by the Company’s Compensation Committee, subject to adjustment only as provided in this Section 5.1.  The Board may, in its sole discretion, increase the CEO Base Salary at any time, but may not decrease it without Executive’s written consent.

5.2                               Incentive Bonus. During the Agreement Period, Executive shall be eligible to participate in the Incentive Bonus Plan in effect for officers and executives of the Company (the “Incentive Bonus Plan”), under which Executive will receive a performance-based bonus the amount of which, if any, will be determined and paid based upon satisfaction of criteria determined for each calendar year for officers and executives by the Compensation Committee. During the Agreement Period, Executive’s stated payout percentage under the Incentive Bonus Plan will be up to 50% of Base Salary, prorated for the portion of fiscal 2017 during which Executive is employed by the Company. Any bonus amounts payable to Executive under the Incentive Bonus Plan shall be paid at the same time as annual bonuses are paid to the Company’s other executive officers after the end of the year in which the bonus was earned, but no later than 180 days following the end of that year.

5.3                               Equity Incentive Plans. During the Agreement Period, Executive shall be eligible to participate in the Company’s equity incentive plans maintained by the Company from time to time (the “Company Equity Plans”). On the Effective Date, Executive shall receive (a) a grant of 100,000 Equity Appreciation Right Units under the Company’s Restated Equity Appreciation Rights Plan, and (b) a non-qualified stock option to purchase 75,000 shares under the 2017 Stock Incentive Plan, with an exercise price per share equal to the fair market value of the Common Stock on the Effective Date, a term of ten years and vesting in equal annual installments over three years. Executive shall be eligible to receive further incentive grants under the Company Equity Plans as determined in the Board’s sole discretion and pursuant to the terms and conditions as determined in the Board’s sole discretion. Notwithstanding anything stated in any other agreement between the Company and Executive that may be construed to the contrary, upon a Change of Control, (x) any incentive grants under the Company Equity Plans will immediately vest, and (y) any stock options held by Executive under the Company Equity Plans will be exercisable for the remainder of their term.

5.4                               Benefit Plans. During the Agreement Period, Executive shall be eligible to participate in all pension, 401(k) and other employee benefit plans, policies and programs for the benefit of senior executive officers, including the Executive Life Insurance Plan to the extent in effect for executives (together, the “Benefit Plans”). The Company reserves the right to modify, suspend or discontinue any Benefit Plans at any time without notice to or recourse by Executive, so long as such action is taken generally with respect to other similarly situated executives employed by the Company.

5.5                               Perquisites. During the Agreement Period, Executive shall receive the perquisites described in Exhibit B.

5.6                               Expense Reimbursement.  During and in respect of the Agreement Period, Executive shall be entitled to receive reimbursement for reasonable business expenses incurred by Executive in performing his duties and responsibilities hereunder, including travel, parking, business meetings and professional dues, incurred and substantiated in accordance with the policies and procedures established from time to time by the Company for senior executives of the Company.

6.                                      Termination

6.1                               Termination Due to Death.  Upon Executive’s death, Executive’s estate or his legal representative, as the case may be, shall be entitled to: (a) any Base Salary earned but unpaid as of the date of death; (b) any other payments and/or benefits which Executive or Executive’s legal representative is entitled to receive under any of the Benefit Plans; and (c) the bonus earned under the Incentive Bonus Plan for the fiscal year in which Executive’s death occurred, prorated for the portion of such fiscal year through the date of death and payable at the same time as annual bonuses are paid to the Company’s other executive officers, but no later than 180 days following the end of year in which the bonus was earned.

6.2                               Termination Due to Executive’s Disability.  If Executive’s condition meets the definition of Disability above, the Company may terminate Executive’s employment upon written notice. If terminated by the Company as herein provided, the Company shall pay to Executive: (a) any Base Salary earned but unpaid as of the date of  Executive’s termination due to Disability; (b) Base Salary in effect at the time of the termination for a period of twelve (12) months or the remaining term under this Agreement, whichever is shorter, (c) any other payments and/or benefits which Executive or Executive’s legal representative is entitled to receive under any of the Benefit Plans; and (d) vesting of any unvested incentive grants granted under the Company Equity Plans otherwise scheduled to vest within twelve (12) months following the date of Disability.

6.3                               Termination by the Company Without Cause or by Executive with Good Reason. The Company may terminate Executive’s employment without Cause, or Executive may terminate his employment for Good Reason. In either such event, Executive shall be entitled to the following compensation:

(a) Executive shall be entitled to receive Base Salary earned but unpaid as of the date of Executive’s termination, and any other payments and/or benefits which Executive is entitled to receive under any of the Benefit Plans. These payments will be made within fourteen (14) days after termination.

(b) Upon execution of a general release of claims against the Company in a form reasonably acceptable to the Company and after the expiration of any applicable rescission or revocation period, all before the end of the sixty (60) day period following Executive’s termination of employment, he will receive: (i) Base Salary in effect at the time of the termination for the longer of (a) the remainder of the Agreement Period or (b) a period of twelve (12) months following the termination of Executive’s employment with the Company (the “Without Cause Continuation Period”), in the manner and at such times as the Base Salary otherwise would have been payable to Executive; (ii) the total amount of the bonus earned under the Incentive Bonus Plan for the full fiscal year in which the termination occurred, as if Executive had been employed on the last day of the fiscal year, payable at the same time as annual bonuses are paid to the Company’s other executive officers after the end of the year in which the bonus was earned, but no later than 180 days following the end of that year; and (iii) continuation at the Company’s then share of the expense for the lesser of (A) the Without Cause Continuation Period, or (B) until Executive obtains comparable replacement coverage, of medical and dental benefits in effect under COBRA as of the date of termination of employment. Notwithstanding the foregoing, certain payments under this paragraph (b) may be delayed pursuant to Section 7.2.

(c) Notwithstanding anything stated in any other agreement between the Company and Executive that may be construed to the contrary, (i) the Company will cause any unvested portion of Executive’s stock options to immediately vest in full to the extent not already vested, and any such stock options will be exercisable for the full remaining portion of their term, and (ii) Executive’s Equity Appreciation Right Units will vest and be payable in full on the redemption date according to the terms thereof.

(d) If the termination results in a loss of unvested benefits for Executive under any pension or profit sharing plan and/or the Executive Life Insurance Plan, the Company will use its best efforts to provide benefits of comparable value to Executive during the Without Cause Continuation Period.

6.4                               Termination in Connection with Change of Control.  If Executive is an active and full-time employee at the time of a Change of Control and within twelve (12) months after the Change of Control, (i) Executive’s employment is involuntarily terminated by the Company or any successor employer resulting from the Change in Control for any reason other than death, Disability or Cause, or (ii) Executive resigns from the Company or any such successor for Good Reason, then Executive shall be entitled to the following compensation:

(a) Executive shall be entitled to receive Base Salary earned but unpaid as of the date of Executive’s termination, and any other payments and/or benefits which Executive is entitled to receive under any of the Benefit Plans. These payments will be made within fourteen (14) days after termination.

(b) Upon execution of a general release of claims against the Company in a form reasonably acceptable to the Company and after the expiration of any applicable rescission or revocation period, all before the end of the sixty (60) day period following Executive’s termination of employment, he will receive: (i) Base Salary in effect at the time of the termination for the longer of (a) the remainder of the Agreement Period or (b) a period of eighteen (18) months following the termination of Executive’s employment (the “COC Continuation Period”), in the manner and at such times as the Base Salary otherwise would have been payable to Executive; (ii) the maximum bonus payable under the Incentive Bonus Plan for the fiscal year in which the termination occurred, prorated for the portion of such fiscal year through the date of termination and payable within thirty (30) days after the date of termination of employment; and (iii) continuation at the Company’s then share of the expense for the lesser of (A) the COC Continuation Period, or (B) until Executive obtains comparable replacement coverage, of medical and dental benefits in effect under COBRA as of the date of termination of employment. Notwithstanding the foregoing, certain payments under this paragraph (b) may be delayed pursuant to Section 7.2.

(c) If the termination results in a loss of unvested benefits for Executive under any pension or profit sharing plan and/or the Executive Life Insurance Plan, the Company will use its best efforts to provide benefits of comparable value to Executive during the COC Continuation Period.

6.5                               No Extension at the End of the Initial Period. If at the end of the Initial Period, the Company declines to extend the Agreement, then Executive shall be entitled to the following compensation:

(a) Executive shall be entitled to receive Base Salary earned but unpaid as of the end of the Initial Period, and any other payments and/or benefits which Executive is entitled to receive under any of the Benefit Plans. These payments will be made within fourteen (14) days after termination.

(b) Upon execution of a general release of claims against the Company in a form reasonably acceptable to the Company and after the expiration of the Initial Period, but before the end of the sixty (60) day period following the Initial Period, he will receive: (i) Base Salary in effect at the end of the Initial Period for a period of six (6) months following the Initial Period (the “No Extension Period”); (ii) the total amount of the bonus earned under the Incentive Bonus Plan for the 2019 year; and (iii) continuation at the Company’s then share of the expense for the lesser of (A) the No Extension Period, or (B) until Executive obtains comparable replacement coverage, of medical and dental benefits in effect under COBRA as of the end of the Initial Period.

(c) Notwithstanding anything stated in any other agreement between the Company and Executive that may be construed to the contrary, (i) the Company will cause any unvested portion of Executive’s stock options to immediately vest in full to the extent not already vested, and any such stock options will be exercisable for the full remaining portion of their term, and (ii) Executive’s Equity Appreciation Right Units will vest and be payable in full on the redemption date according to the terms thereof.

(d) If the termination results in a loss of unvested benefits for Executive under any pension or profit sharing plan and/or the Executive Life Insurance Plan, the Company will use its best efforts to provide benefits of comparable value to Executive during the No Extension Period.

6.6                               Termination by the Company for Cause.  The Company may terminate Executive’s employment hereunder for Cause. In such event, Executive shall be entitled only to: (a) any Base Salary earned but unpaid through the date of such termination and (b) any other earned and vested payments and/or benefits that Executive is entitled to receive under any of the Benefit Plans.

6.7                               Voluntary Resignation Without Good Reason.  If Executive voluntarily resigns during the Agreement Term without Good Reason, then Executive shall be entitled to: (a) Base Salary earned but unpaid as of the date of Executive’s termination; and (b) any other payments and/or benefits which Executive is entitled to receive under any of the Benefit Plans.

7.                                      Severance Payment Limitations or Possible Delay Under Code Section 409A.

7.1                               Notwithstanding any other provision of this Agreement, the Company and Executive intend that any payments, benefits or other provisions applicable to this Agreement comply with the payout and other limitations and restrictions imposed under Section 409A of the Code (“Section 409A”), as clarified or modified by guidance from the U.S. Department of Treasury or the Internal Revenue Service—in each case if and to the extent Section 409A is otherwise applicable to this Agreement and such compliance is necessary to avoid the penalties otherwise imposed under Section 409A.  In this regard, the Company and Executive agree that the payments, benefits and other provisions applicable to this Agreement, and the terms of any deferral and other rights regarding this Agreement, shall be interpreted and deemed modified if and to the extent necessary to comply with the payout and other limitations and restrictions imposed under Section 409A, as clarified or supplemented by guidance from the U.S. Department of Treasury or the Internal Revenue Service—in each case if and to the extent Section 409A is otherwise applicable to this Agreement and such compliance is necessary to avoid the penalties otherwise imposed under Section 409A.

7.2                               In the event any portion of any payments due under Section 6.3(b) (in the event of termination by the Company without Cause or by Executive for Good Reason) or Section 6.4(b) (in the event of certain terminations after a Change of Control) would exceed the sum of the applicable limited separation pay exclusions as determined pursuant to Code Section 409A, then payment of the excess amount shall be delayed until the first regular payroll date of the Company following the six (6) month anniversary of the Executive’s date of termination (or the date of his death, if earlier), and shall include a lump sum equal to the aggregate amounts that Executive would have received had payment of this excess amount commenced as provided above following the date of termination. If Executive continues to perform any services for Employer (as an employee or otherwise) after the date of termination, such six month period shall be measured from the date of Executive’s “separation from service” as defined pursuant to Code Section 409A.

7.3                               Executive does not have any right to make any election regarding the time or form of any payment due under Sections 6.3 or 6.4 or any other provision of this Agreement.

7.4                               The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes, and other amounts required by applicable law to be withheld by the Company.

8.                                      Limitation on Parachute Payments.

8.1                               Limitation.  Notwithstanding anything stated in this Agreement, or any other plan, arrangement or agreement to the contrary (including without limitation the Company’s 2017 Stock Incentive Plan), if any of the Covered Payments constitute Parachute Payments and would, but for this Section 8 be subject to the Excise Tax, then the Covered Payments shall be payable either (i) in full or (ii) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (i) or (ii) results in Executive’s receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax).

8.2                               Possible Reduction.  If necessary, the Covered Payments shall be reduced in a manner that maximizes Executive’s economic position.  In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but are payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

8.3                               Accountants.  Any determination required under this Section 8 shall be made in writing in good faith by the Accountants, which shall provide detailed supporting calculations to the Company and Executive as required by the Company or Executive.  The Company and Executive shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 8.  The Company shall be responsible for all fees and expenses of the Accountants.

8.4                               Overpayment or Underpayment.  It is possible that after the determinations and selections made pursuant to this Section 8 Executive will receive Covered Payments that are in the aggregate more than the amount provided under this Section 8 (“Overpayment”) or less than the amount provided under this Section 8.4 (“Underpayment”).

(a) In the event that: (A) the Accountants determine, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Executive which the Accountants believe has a high probability of success, that an Overpayment has been made or (B) it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then Executive shall pay any such Overpayment to the Company.

(b) In the event that: (A) the Accountants, based upon controlling precedent or substantial authority, determine that an Underpayment has occurred or (B) a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment will be paid promptly by the Company to or for the benefit of Executive.

9.                                      Successors.

9.1                               The Executive.  This Agreement is personal to Executive and, without the prior express written consent of the Company, shall not be assignable by Executive, except that Executive’s rights to receive any compensation or benefits under this Agreement may be transferred or disposed of pursuant to testamentary disposition, intestate succession or pursuant to a domestic relations order. This Agreement shall inure to the benefit of and be enforceable by Executive’s heirs, beneficiaries and/or legal representatives.

9.2                               The Company.  This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns.

10.                               Confidential Information.

10.1                        Non-Disclosure. Executive acknowledges that the Company continually develops Confidential Information (as defined below), that Executive will obtain Confidential Information during employment with the Company, that Executive may develop Confidential Information for the Company, and that Executive may learn of Confidential Information during the course of employment. Executive will comply with the policies and procedures of the Company for protecting Confidential Information obtained from the Company and shall not use or disclose to any person, corporation or other entity (except as required by applicable law or for the proper performance of the regular duties and responsibilities of Executive for the Company) any Confidential Information obtained by Executive during employment with the Company, or other association with the Company. Executive understands that this restriction shall continue to apply to Confidential Information following termination of Executive’s employment, regardless of the reason for such termination.

10.2                        “Confidential Information.”  For purposes of this Agreement, “Confidential Information” means any and all information of the Company or concerning the business or affairs of the Company that is not generally known by others with whom any of them compete or do business, or with whom any of them plan to compete or do business. Confidential Information includes, without limitation, such information relating to: (i) the development, research, testing, marketing, strategies, and financial activities of the Company, (ii) the products and services, present and in contemplation, of the Company, (iii) inventions, processes, operations, administrative procedures, databases, programs, systems, flow charts, software, firmware and equipment used in the business of the Company, (iv) the costs, financial performance and strategic plans of the Company, (v) the people and organizations with whom the Company has or had business relationships and the substance of those relationships. Confidential Information also includes all information that the Company received belonging to others with any understanding, express or implied, that it would not be disclosed.

10.3                        Documents.  All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company and any copies, in whole or in part, thereof (“Documents”), whether or not prepared by Executive, shall be the sole and exclusive property of the Company. Executive shall safeguard all Documents and shall surrender to the Company at the time Executive’s employment terminates, or at such earlier time or times as the President or Chief Executive Officer, Board or their designees may specify, all Documents then in Executive’s possession or control.

10.4                        Former Employer Information. Executive agrees that Executive will not, during Executive’s employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom Executive has an agreement or duty to keep such information or secretes confidential, and that will Executive will not bring onto the premises of the Company any proprietary information belong to any such employer, person or entity unless consented to by such employer, person or entity.

11.                               Restrictive Covenants.  In return for the Company’s (i) promise to grant Executive access to certain of the Company’s Confidential Information, and (ii) the Company’s actual grant to Executive of access to certain of its Confidential Information, (iii) the opportunity for employment as the Company’s Chief Operating Officer, and (iv) the valuable pay and benefits in this Agreement that are intended, in part, to reward Executive for developing and protecting the Company’s Confidential Information, Executive makes the following commitments.

11.1                        Non-Solicitation. During the Agreement Period and for a period of two years after any termination of employment hereunder for any reason, Executive will not, directly or indirectly, (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, (ii) in any way interfere with the relationships between the Company and any such employee of the Company, (iii) employ or otherwise engage as an employee, independent contractor or otherwise any such employee of the Company, or (iv) induce or attempt to induce any customer, supplier, licensee or other person or entity that has done business with the Company  to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee or other business entity and the Company.

11.2                        Non-Competition. During the Agreement Period and for a period of two years after any termination of employment hereunder for any reason, Executive will not engage in, manage, operate, or participate in the management or operation of, be employed by or render services or advice, or guarantee any obligation of, any person or entity operating in the United States, China, or Mexico that engages in, or is actively planning to become engaged in, researching, inventing, designing, manufacturing, developing, producing, marketing, promoting, selling, soliciting the sales of, supporting, or providing a product or service that competes with any product or service that the Company researched, invented, designed, manufactured, developed, produced, marketed, promoted, sold, supported, provided, or serviced in the course of its business during the 24-month period prior to the termination of Executive’s employment. Executive agrees that this covenant is reasonable with respect to its duration, geographical area and scope.

11.3                        Notification of Restrictive Covenants. Executive acknowledges that the Company may serve notice upon any party in the electronic manufacturing services or engineering services industries with whom Executive accepts employment, a consulting engagement, engagement as an independent contractor, partnership, joint venture or other association if the Company reasonably believes that Executive’s activities may constitute a violation of Executive’s obligations under Section 11.1 or 11.2 above. Such notice may inform the recipient that Executive is party to this Agreement and may include a copy of this Agreement or relevant portions thereof.

11.4                        Injunctive Relief.  Executive acknowledges and agrees that the Company will have no adequate remedy at law, and would be irreparably harmed, if Executive breaches or threatens to breach any of the provisions of this Section 11 .  Executive agrees that the Company shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of this Section 11, and to specific performance of each of the terms of such Section in addition to any other legal or equitable remedies that the Company may have. Executive further agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of this Section 11, raise the defense that the Company has an adequate remedy at law.

11.5                        Special Severability.  The terms and provisions of this Section 11 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. It is the intention of the parties to this Agreement that the potential restrictions on Executive’s future employment imposed by this Section 11 be reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 11 unreasonable in duration or geographic scope or otherwise, Executive and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

12.                               Miscellaneous.

12.1                        Applicable Law & Venue.  This Agreement shall be governed by and construed in accordance with the laws of the state of Minnesota, applied without reference to principles of conflict of laws. The venue for any dispute relating to this Agreement shall be in the state and/or federal courts in Hennepin County, Minnesota.

12.2                        Amendments.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

12.3                        Indemnification.  The Company agrees that if Executive is made a party or is threatened to be made a party, or is required to appear as a witness to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was an officer of the Company, whether or not the basis of such Proceeding is alleged action in an official capacity as an officer, employee or agent while serving as an officer, employee or agent, he shall be indemnified and held harmless by the Company (unless Executive’s actions or omissions constitute gross negligence or willful misconduct) to the fullest extent authorized by law, as the same exists or may hereafter be amended, against all costs and expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators. Executive agrees to fully cooperate with the Company should any Proceeding commence and for the duration of such Proceeding. On the Effective Date, the Company will cause Executive to be covered and named as an insured on its Director and Officer Liability Insurance policy, which the Company represents to be in force and in good standing at the time this Agreement is executed.

12.4                        Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To the Company:

Nortech Systems Incorporated

7550 Meridian Circle N.

Suite # 150, Maple Grove, MN 55369

Attn: Chief Executive Officer

If to Executive:

Matt Mahmood

or to such other address as (a) indicated in the Company’s employment records, or (b) any party shall have furnished to the others in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

12.5                        Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

12.6                        Captions.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

12.7                        Counterparts.  This Agreement may be executed in one or more counterparts each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.

12.8                        Entire Agreement; Previous Agreements Superseded.  This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto. There are no representations, understandings, or agreements by or between the parties which are not contained within the four corners of this Agreement.

12.9                        Survivorship.  The respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment under this Agreement for any reason to the extent necessary to the intended provision of such rights and the intended performance of such obligations.

12.10                 Attorneys’ Fees and Costs.  In the event of any claim, controversy, or dispute arising out of or relating to this Agreement, or breach hereof, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs in connection with any court proceeding.

[Signature Page Follows]

[Signature Page to Employment Agreement]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement to be effective as of the date first set forth above.

NORTECH SYSTEMS INCORPORATED

/s/ Richard Wasielewski
By: Richard Wasielewski

Its: CEO

EXECUTIVE:

By:	/s/ Matt Mahmood
Matt Mahmood

Exhibit A

Duties of Chief Operating Officer

Essential Duties and Responsibilities

•                  Reports directly to the Board on a regular basis, and as needed, to keep the Board informed of progress and issues related to planning, implementation of programs to enhance profitability, and progress toward articulated goals.

•                  Makes recommendations directly to the Board regarding termination of employees, modification of employees’ job descriptions, demotion of employees, and hiring of new personnel, all subject to approval by the Board.

•                  Plans, coordinates and controls the daily operation of the organization through the organization’s management.

•                  Establishes current and long range goals, objectives and plans.

•                  Dispenses advice, guidance, direction, and authorization to carry out major plans, standards and procedures, consistent with established policies.

•                  Meets with organization’s other executives to ensure that operations are being executed in accordance with the Company policies.

•                  Oversees the adequacy and soundness of the businesses and operations financial structure and results.

•                  Reviews operating results , compares them to established objectives, and takes steps to ensure that appropriate measures are taken to correct unsatisfactory results.

•                  Supports mergers, joint ventures, the acquisition of businesses, or the sale of major assets.

•                  Establishes and maintains an effective system of communications throughout the organization.

•                  Represents the organization with major customers, local communities and the public.

•                  Proactively seeks and consistently embodies the Company’s mission & core values; inspiring & demonstrating motivated behaviors of Respect, being Customer-Focused & Committed to Success, providing Great Communication & a Sense of Urgency, and being One Nortech where No One Does It Alone.

•                  Supports the Company’s corporative initiative for Continuous Improvement “FOCUS”  lean initiatives by promoting the relentless pursuit of eliminating waste, participating in process improvement, and showing the courage to take action and advocate change.

•                  Observes safety and security procedures, including maintaining confidentially, using equipment / materials properly, reporting potentially unsafe conditions, and acting upon appropriate actions.

•                  Supports the Company’s policies and procedures and conducts departmental and Company activities in accordance with these policies.

Supervisory Responsibilities

Directly supervises employees.  Carries out supervisory responsibilities in accordance with the organization’s policies and applicable laws.  Responsibilities include interviewing, hiring, and training employees; planning, assigning, and directing work; appraising performance; rewarding and disciplining employees; addressing complaints and resolving problems.

Exhibit B

Perquisites

•                  Club dues (up to annual cap of $1,500)

•                  Tax planning and return preparation (up to $2,500 annually)

•                  Annual Physical at the Mayo Clinic

•                  Auto Allowance of $650 per month

•                  Auto insurance reimbursement

•                  Cell phone provided by Company, or allowance of $90 per month

•                  Home office internet expense

•                  Term life insurance in the amount of $1 million, in addition to any insurance awarded as part of Employee Benefits